Exhibit 99.3

Press Release

CHELSEA THERAPEUTICS UPDATES PRODUCT PIPELINE STATUS AND CLINICAL DEVELOPMENT PRIORITIES

Management to Host Conference Call for Investors at 10:00 AM ET

Charlotte, NC, May 9, 2006 – In conjunction with the Company’s recent strategic alliance and licensing agreements, Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) has realigned its clinical development priorities to maximize future growth. Priorities for product development were established based on several factors, including time to market, potential-partner needs, size of target markets, cost of development and expected regulatory challenges for respective opportunities.

Management will host a conference call today at 10:00 A.M. ET to discuss updates to its product pipeline and clinical development expectations, including:

•	Pursuing orphan drug strategy for Droxidopa to secure marketing exclusivity and expedite development prior to commercialization of CH-1504;

•	Accelerating formulation improvements for CH-1504 to strengthen results of planned Phase II trials in 2007, expedite the start of Phase III and increase the potential value of the compound for future licensing opportunities; and

•	Selecting lead compound from newly licensed I-3D portfolio for advancement into clinical trials in early 2007.

“We are thrilled to have expanded our therapeutic pipeline with a series of drug candidates, including both Droxidopa and the I-3D portfolio, that we believe to be of similar caliber as CH-1504 and should substantially increase the combined peak revenue potential for the company,” commented Dr. Simon Pedder, Chelsea’s President and CEO. “The current pipeline should allow us to establish and leverage complementary clinical and commercialization infrastructures to drive a strong entrance into multiple therapeutic markets for Chelsea.”

Pursuing Orphan Drug Strategy for Droxidopa

On Monday, Chelsea announced its execution of a letter of intent for the acquisition of intellectual property pertaining to Droxidopa, a synthetic amino acid currently approved and marketed in Japan, and its intent to seek orphan drug status for the treatment of neurogenic orthostatic hypotension in the United States and European Union.

Chelsea anticipates filing its application for Orphan Drug Status with the U.S. FDA and European Health Agencies in the third quarter of 2006 and initiating the clinical program in 2007. The compound’s impressive efficacy and safety established in Japan, combined with Orphan Drug Status, should minimize the development program required for both U.S. and European approval.

Development of Droxidopa under an orphan drug strategy offers Chelsea an attractive, commercial opportunity by addressing a distinct group of underserved patients suffering from orthostatic hypotension associated with abnormal sympathetic neurological function. These patients have well described symptoms of vertigo, dizziness, weakness and fatigue. Furthermore, Chelsea expects this strategy to facilitate the Company’s eventual transition to a commercial organization.

“Our first priority for Droxidopa is to move expeditiously in securing Orphan Drug Status,” continued Dr. Pedder. “We believe that the rapid commercialization path this offers will generate a meaningful revenue stream that will offset the acquisition and limited development costs of the drug, while contributing to the development of an internal sales team focused on marketing drugs for niche applications, including potential indications for our lead compound, CH-1504. During the course of our due diligence and in anticipation of our agreement with Synergia, we have already made substantial progress toward this goal and are confident we can obtain orphan status in 2006 and move swiftly into our planned clinical development in 2007.”

Accelerating Formulation Improvements to CH-1504

Chelsea’s lead compound CH-1504, has shown promising safety and efficacy results in a pilot clinical study, and the company successfully completed Phase I clinical trials for all oral indications in 2005. Continued evaluation of these results and existing preclinical data suggest that dramatic improvements in the bioavailability of CH-1504 could be achieved through standard alterations to the existing formulation. Consequently, reformulation of CH-1504 using salts of the free acid has been initiated and is already demonstrating significant improvements with regard to bioavailability. Enhanced bioavailability is expected to improve the safety and consistency of future clinical results and increase the value of the drug to potential partners.

Based on management’s assessment of these findings, consultation with outside experts and on-going discussions with potential partners, Chelsea is accelerating its planned formulation improvements for CH-1504 prior to commencing Phase II trials in RA. Management expects that planned reformulation work, including anticipated bioequivalence and toxicology studies, will take approximately one year to complete. Consequently, Chelsea now anticipates bioequivalency trials of the improved formulation will commence in the first half of 2007, with Phase II trials in RA to follow in the second half of 2007. The company anticipates recapturing much of the delay associated with reformulation prior to Phase II through the expedited transition of CH-1504 directly into Phase III clinical trials. Use of a combined Phase II/III trial design, which adds Phase III sites to those involved in Phase II after seeing Proof-of-Concept, should eliminate the delays for reformulation and regulatory approval typically seen between Phase II and III.

“While our first priority remains validating the proof-of-concept identified in the pilot clinical study of CH-1504, we are acutely aware of the potential licensing opportunity in our lead indication, RA, and are committed to executing a clinical development program designed to maximize potential indications and realize the highest possible value for our shareholders and potential partners” commented Dr. Pedder. “We believe that taking advantage of the available formulation improvements now further increases the likelihood and speed of success for this valuable asset by facilitating seamless transition into Phase III RA trials and rapid expansion into additional indications.”

Evaluating Molecules from I-3D Portfolio for Clinical Advancement

Earlier today, Chelsea also announced the formation of a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation.

Of the compounds in this portfolio, greater than 15 have been isolated and undergone extensive preclinical modeling, including 2 lead compounds for the treatment of transplant rejection and RA. The first priority of the Joint Development Committee will be to select the lead compound from this portfolio and initiate the required toxicology studies enabling the filing of an IND with the U.S. FDA and European Union health agencies. Based on partner discussions and preclinical work to date, Chelsea currently expects initial clinical trials to commence early in 2007.

“Active Biotech has a demonstrated history and strong reputation for drug discovery, thorough preclinical development of therapeutic compounds and successful joint development programs,” continued Dr. Pedder. “ We are confident that together we will be able to rapidly advance this strong platform of compounds through the clinic, ultimately developing multiple, complementary drug candidates that together with CH-1504 should establish a strong franchise in autoimmune and inflammatory indications.”

Conference Call Today at 10:00 AM ET

Chelsea will discuss recent transactions and provide an update on its clinical development programs in a conference call today at 10:00 A.M. Eastern Time. Those interested in hearing management’s discussion can access the call directly by dialing 1- 877-407-0782. International participants may access the call by dialing 201-689-8567. A replay will be available for one week following the call by dialing 1-877-660-6853 for domestic participants or 201-612-7415 for international participants and entering account number 286 and Conference ID number 201946 when prompted. Participants may also access both the live and archived web cast of the conference call through the investor relations section of Chelsea’s web site, www.chelseatherapeutics.com.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea develops technologies that address important unmet medical needs or offer improved, cost-effective alternatives to current methods of treatment. Early clinical data suggests that Chelsea’s lead product candidate, CH-1504, may support a safe and effective treatment for rheumatoid arthritis and may have further applications for psoriasis, certain cancers and other immunological disorders.

This press release contains forward-looking statements regarding future events, some of which can be identified by use of words like ‘expects’ or ‘believes’ or expressions of Company confidence regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks and costs of drug development, reliance on collaborative partners, our history of losses and need to raise more money, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:

Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856